As filed with the Securities and Exchange Commission on January 8, 2025

Registration No. 333-240048

Registration No. 333-256899

Registration No. 333-262869

Registration No. 333-269204

Registration No. 333-276948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-240048

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256899

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262869

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269204

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-276948

UNDER

THE SECURITIES ACT OF 1933

POSEIDA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2846548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 DNA Way

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

2015 EQUITY INCENTIVE PLAN

2020 EQUITY INCENTIVE PLAN

2020 EMPLOYEE STOCK PURCHASE PLAN

2022 INDUCEMENT PLAN

(Full titles of the plans)

Roger Brown

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Telephone: (650) 225-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon R. Flanagan

John H. Butler

Sally Wagner Partin

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Telephone: (415) 772-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No. 333-240048, which was previously filed with the SEC on July 23, 2020, registering 3,802,070 shares of Common Stock under the 2015 Equity Incentive Plan, 7,381,406 shares of Common Stock under the 2020 Equity Incentive Plan, and 615,000 shares of Common Stock under the 2020 Employee Stock Purchase Plan;

•

Registration No.  333-256899, which was previously filed with the SEC on June 8, 2021, registering 3,093,044 shares of Common Stock under the 2020 Equity Incentive Plan and 618,608 shares of Common Stock under the 2020 Employee Stock Purchase Plan;

•

Registration No.  333-262869, which was previously filed with the SEC on February 18, 2022, registering 3,126,179 shares of Common Stock under the 2020 Equity Incentive Plan, 625,235 shares of Common Stock under the 2020 Employee Stock Purchase Plan, and 2,000,000 shares of Common Stock under the 2022 Inducement Plan;

•

Registration No.  333-269204, which was previously filed with the SEC on January 12, 2023, registering 4,298,208 shares of Common Stock under the 2020 Equity Incentive Plan and 859,641 shares of Common Stock under the 2020 Employee Stock Purchase Plan; and

•

Registration No. 333-276948, which was previously filed with the SEC on February 8, 2024, registering 4,781,827 shares of Common Stock under the 2020 Equity Incentive Plan, 956,365 shares of Common Stock under the 2020 Employee Stock Purchase Plan, and 1,517,105 shares of Common Stock under the 2022 Inducement Plan.

On November 25, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (“Parent”), and Blue Giant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Offeror”). On January 8, 2025, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. The Company, by filing these post-effective amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 8th day of January, 2025.

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

POSEIDA THERAPEUTICS, INC.

By:	/s/ Roger Brown
Roger Brown
Vice President